ORBIT E-COMMERCE, INC.

2003 CONSULTANT STOCK COMPENSATION PLAN

1.   PURPOSE

     The Orbit E-Commerce, Inc. 2003 Consultant Stock Compensation Plan (the "Plan") is intended to promote the interests of Orbit E-Commerce, Inc., a Nevada corporation (the "Company"), and any Subsidiary, by offering those outside consultants or advisors of the Company or any Subsidiary who assist in the development and success of the business of the Company or any Subsidiary, the opportunity to participate in a compensation plan designed to reward them for their services and to encourage them to continue to provide services to the Company or any Subsidiary.

2.   DEFINITIONS

     For all purposes of this Plan, the following terms shall have the following meanings:

          "Board" means the Board of Directors of the Company.

          "Committee" means a committee of two or more Directors of the Company, appointed by the Board, to administer and interpret the Plan; provided that the term "Committee" will refer to the Board during such times as no Committee is appointed by the Board.

          "Common Stock" means Orbit E-Commerce, Inc. common stock, $.005 par value.

          "Conditional Shares" means shares of Common Stock awarded under this Plan subject to conditions imposed by the Committee (as defined herein) or the conditions set forth in Section 6.2 or both.

          "Subsidiary" means any company of which Orbit
E-Commerce, Inc. owns, directly or indirectly, the majority of the combined voting power of all classes of stock.

          "Unconditional Shares" means shares of Common Stock awarded under this Plan subject to no conditions.

3.   ADMINISTRATION

     The Committee, if appointed by the Board, will administer the Plan. If the Board, in its discretion, does not appoint such a Committee, the Board itself will administer the Plan and take such other actions as the Committee is authorized to take hereunder; provided that the Board may take such actions hereunder in the same manner as the Board may take other actions under the Company's articles of incorporation and by-laws generally.

     The Company or any Subsidiary will recommend to the Committee persons to whom shares may be awarded. The Committee shall make all final decisions with respect to the persons to whom awards shall be granted ("Participants"), the number of shares that shall be covered by each award, the time or times at which awards shall be granted, the timing of when awards shall vest, the terms and provisions of the instruments by which awards shall be evidenced, the interpretation of the Plan and all determinations necessary or advisable for its administration.

4.   ELIGIBILITY

     Only individuals who are outside consultants or advisors of the Company or any Subsidiary that provide bona fide services to the Company shall be granted awards, provided such services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company's securities.

5.   STOCK SUBJECT TO THE PLAN

     The stock, which may be awarded pursuant to this Plan, shall be shares of Common Stock. When shares of Common Stock are awarded, the Company may award authorized but unissued Common Stock, or the Company may award issued Common Stock held in its treasury. The total number of shares of Common Stock, which may be granted under the Plan, shall not exceed 1,000,000 shares in the aggregate. Any shares awarded and later forfeited are again subject to award under the Plan.

6.   SHARE AWARDS

     6.1  Grant Of Share Awards

          The Committee may award to Participants Unconditional
Shares and Conditional Shares. The Committee will determine for each Participant selected to be awarded Unconditional Shares and Conditional Shares the time or times when Unconditional Shares or Conditional Shares shall be awarded and the number of shares of Common Stock to be covered by each Unconditional Shares or Conditional Shares award. Unless expressly specified as Conditional Shares by the Committee, all shares of Common Stock awarded under this Plan shall be Unconditional Shares. No Unconditional Shares or Conditional Shares shall be awarded unless the Company (in the judgment of the Committee) has received from the Participant either (a) a full performance of the services for which the Unconditional Shares or Conditional Shares are being awarded, or (b) (i) a partial performance of the services for which the Unconditional Shares or Conditional Shares are being awarded and the value of such partial performance (in the judgment of the Committee) equals or exceeds the aggregate par value of the Unconditional Shares or Conditional Shares to be awarded and (ii) a binding obligation from the Participant to provide in the future the remainder of the services for which the Unconditional Shares or Conditional Shares are being awarded.

     6.2  Conditions

          Shares of Common Stock issued to a Participant, as a Conditional Shares award, will be subject to the following conditions as well as all other conditions imposed by the Committee ("Share
Conditions"):

          (a) Except as set forth in Paragraphs 6.4 and 6.5, if Share Conditions are not satisfied, Conditional Shares will be forfeited and returned to the Company. In such case, all rights of the Participant to such Conditional Shares will terminate without any payment of consideration by the Company or the Subsidiary with which the Participant is associated.

          (b) During the condition period ("Condition Period") relating to a Conditional Share award none of the Conditional Shares subject to such award may be sold, assigned, bequeathed, transferred, pledged, hypothecated or otherwise disposed of in any way by the Participant.

          (c) The Committee may require the Participant to enter into an escrow agreement providing that the certificates representing Conditional Shares granted pursuant to the Plan will remain in the physical custody of the Company or the applicable Subsidiary or an escrow holder during the Condition Period.

          (d) Certificates representing Conditional Shares granted pursuant to the Plan may bear a legend making an appropriate reference to the conditions imposed on the Conditional Shares.

          (e) The Committee may impose other conditions on any Conditional Shares granted pursuant to the Plan as it may deem advisable, including without limitations, restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such share or shares of the same class are then listed and under any state securities laws or other securities laws applicable to such shares.

     6.3  Rights Of A Stockholder

          Except as set forth in Paragraph 6.2(b), the recipient of a Conditional Share award will have all of the rights of a stockholder of the Company with respect to the Conditional Shares, including the right to vote the Conditional Shares and to receive all dividends or other distributions made with respect to the Conditional Shares.

     6.4  Lapse Of Conditions

          In the event of the termination of association of Participant with the Company or any Subsidiary during the Condition Period by reason of death, disability, or termination of association, the Committee may, at its discretion, remove Share Conditions on Conditional Shares.

          Conditional Shares to which the Share Conditions have not so lapsed will be forfeited and returned to the Company as provided in Paragraph 6.2(a).


     6.5  Lapse Of Conditions At Discretion Of The Committee

          The Committee may shorten the Condition Period or remove any or all Share Conditions if, in the exercise of its absolute discretion, it determines that such action is in the best interests of the Company and equitable to the Participant.

     6.6  Listing And Registration Of Shares

          The Company may, in its reasonable discretion, postpone the issuance and/or delivery of any shares of Common Stock awarded pursuant to this Plan until completion of stock exchange listing, or registration, or other qualification of such shares under any law, rule or regulation.

     6.7  Designation Of Beneficiary

          A Participant may, with the consent of the Committee designate a person or persons to receive, in the event of death, any shares of Common Stock to which such Participant would then be entitled pursuant to this Plan. Such designation will be made upon forms supplied by and delivered to the Committee and may be revoked in writing by the Participant. If a Participant fails effectively to designate a beneficiary, then such Participant's estate will be deemed to be the beneficiary.

7.   CAPITAL ADJUSTMENTS

     In the event of any stock dividend or split, issuance or repurchase of stock or securities convertible into or exchangeable for shares of stock, grants of options, warrants or rights to purchase stock, recapitalization, combination, exchange or similar change affecting the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, the Committee in its sole discretion may equitably adjust any or all of (i) the number and kind of shares in respect of which awards may be made under the Plan,
(ii) the number and kind of shares subject to outstanding awards, and may make any other equitable adjustments or take such other equitable action as the Committee, in its discretion, shall deem appropriate. Such adjustments or actions shall be conclusive and binding for all purposes. In the event of a change in the Common Stock which is limited to a change in the designation thereof to "Capital Stock" or other similar designation, or to a change in the par value thereof, or from no par value to par value (or vice versa), without increase or decrease in the number of issued shares, the shares resulting from any such change shall be deemed to be Common Stock within the meaning of the Plan. For purposes hereof, the conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration".

8.   CHANGE OF CONTROL

     Notwithstanding the provisions of Section 6, in the event of a change of control, all Share Conditions on all Conditional Shares will lapse. For purposes of this plan, a "Change of Control" of the Company shall be deemed to have occurred at such time as (a) any "person" (as that term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934), becomes the "beneficial owner" (as defined in Rule 13d-3 under the foregoing act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at the election of directors; or
(b) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reasons to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by at least a majority of the directors comprising the Incumbent Board, or whose nomination or election was approved by a majority of the Board serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as if he or she were a member of the Incumbent Board; or
(c) merger, consolidation or sale of all or substantially all the assets of the Company occurs, unless such merger or consolidation shall have been affirmatively recommended to the Company's stockholders by a majority of the Incumbent Board; or (d) a proxy statement soliciting proxies from stockholders of the Company by someone other than the current management of the Company seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company with one or more corporations as a result of which the outstanding shares of the Company's securities are actually exchanged for or converted into cash or property or securities not issued by the Company unless the reorganization, merger or consolidation shall have been affirmatively recommended to the Company's stockholders by a majority of the Incumbent Board.

9.   APPROVALS

     The issuance of shares pursuant to this Plan is expressly conditioned upon obtaining all necessary approvals from all regulatory agencies from which approval is required.

10.  EFFECTIVE DATE OF PLAN

     The effective date of the Plan is November 24, 2003.

11.  TERM AND AMENDMENT OF PLAN

     This Plan shall expire on November 24, 2013 (except to Conditional Shares outstanding on that date). The Board may terminate or amend the Plan in any respect at any time, except no action of the Board, the Committee or the Company's stockholders, however, may, without the consent of a Participant, alter or impair such Participant's rights under any Conditional Shares previously granted.

12.  NO RIGHT OF ASSOCIATION

     Neither the action of the Company in establishing this Plan, nor any action taken by the Board or the Committee or any Subsidiary, nor any provision of the Plan itself, shall be construed to limit in any way the right of the Company or any Subsidiary to terminate a Participant's association with the Company or any Subsidiary at any time.

13.  WITHHOLDING TAXES

     The Company or any Subsidiary, as applicable, shall have the right to deduct withholding taxes from any payments made pursuant to the Plan or to make such other provisions as it deems necessary or appropriate to satisfy its obligations to withhold federal, state or local income or other taxes incurred by reason of payment or the issuance of Common Stock under the Plan. Whenever under the Plan, Common Stock is to be delivered upon vesting of Conditional Shares, the Committee shall be entitled to require as a condition of delivery that the Participant remit or provide for the withholding of an amount sufficient to satisfy all federal, state and other government withholding tax requirements related thereto.

14.  PLAN NOT A TRUST

     Nothing contained in the Plan and no action taken pursuant to the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and any Participant, the executor, administrator or other personal representative, or designated beneficiary of such Participant, or any other persons.

15.  NOTICES

     Each Participant shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices and delivery of Common Stock pursuant to the Plan. Any notices required or permitted to be given shall be deemed given if addressed to the person to be notified at such address given to the Committee by such person and mailed by regular mail, and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the Participant furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification if such notice is not required under the terms of the Plan or any applicable law.

16.  SEVERABILITY OF PROVISIONS

     If any provisions of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

17.  HEADINGS AND CAPTIONS

     The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

18.  CONTROLLING LAW

     This Plan shall be construed and enforced according to the laws of the State of Nevada to the extent not preempted by federal law, which shall otherwise control.

19.  ENFORCEMENT OF RIGHTS

     In the event the Company or a Participant is required to bring any action to enforce the terms of this Plan, the prevailing party shall be reimbursed by the non-prevailing party for all costs and fees, including actual attorney fees, for bringing and pursuing such action.